Exhibit(d)(ii)(AAA)


                                  AMENDMENT TO
                              AMERICAN BEACON FUNDS
                          INVESTMENT ADVISORY AGREEMENT


     This Amendment to the Investment Advisory Agreement ("Amendment") is effective as of _______________, 2005 by and between American Beacon Advisors, Inc., a Delaware corporation (the "Manager"), and Metropolitan West Capital Management, LLC (the "Adviser"), a registered investment adviser under the Investment Advisers Act of 1940, as amended.

     Whereas, the Manager and the Adviser entered into an Investment Advisory Agreement dated November 30, 2000, as subsequently amended on January 1, 2003 and February 9, 2004 (the "Agreement"), and they desire to further amend the Agreement as provided herein;

     Now therefore, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Amendment. Schedule A to the Agreement is hereby deleted and replaced with the Schedule A attached hereto.

     2. Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

     3. Counterparts. This amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective as of the ___ day of ____________ 2005.

METROPOLITAN WEST CAPITAL                         AMERICAN BEACON ADVISORS, INC.
MANAGEMENT, LLC


By:                                          By:
   ------------------------------------         --------------------------------
     Name:                                            William F. Quinn
     Title:                                           President

Address:                                        Address:
610 Newport Center Dr., Suite 1000              4151 Amon Carter Blvd., MD 2450
Newport Beach, CA 92660                         Ft. Worth, TX  76155
Fax:  (949) 718-9122                            Attn: William F. Quinn
                                                Fax:  (817) 963-3902

                                Schedule A to the
                              American Beacon Funds
                          Investment Advisory Agreement
                                     between
                         American Beacon Advisors, Inc.
                                       and
                    Metropolitan West Capital Management, LLC


     American Beacon Advisors, Inc. (the "Manager") shall pay compensation to Metropolitan West Capital Management, LLC (the "Adviser") pursuant to section 3 of the Investment Advisory Agreement between said for rendering investment management services with respect to the Large Cap Value Fund in accordance with the following annual percentage rates:

                  0.275% on the first $100 million in assets
                  0.200% on assets above $100 million

     In calculating the amount of assets under management solely for the purpose of determining the applicable percentage rate, there shall be included all other large cap value assets of the American Airlines, Inc. pension plans also under management by the Adviser.

     The Manager shall pay compensation to the Adviser pursuant to section 3 of the Investment Advisory Agreement between said for rendering investment management services with respect to small cap value assets in accordance with the following annual percentage rates:

                  0.50% on the first $75 million in assets
                  0.45% on the next $75 million in assets
                  0.40% on assets above $150 million

     In calculating the amount of assets under management solely for the purpose of determining the applicable percentage rate, there shall be included all other small cap value assets of the American Airlines, Inc. pension plans also under management by the Adviser.

     If the management of the Portfolios commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.




DATED:  _____________, 2005